16.1

Letter of Change of Certifying Accountant

Spokane
Boise
Collax
Grandview
Moses Lake
Omak
Othello
Quincy
Tri-Cities
Walla Walla
Wenatchee
Yakima

December 20, 2007

Mr. Tim Hunt, CEO and Chairman of the Board
HuntMountain Resources and Subsidiaries
1611 North Molter Road, Suite 201
Liberty Lake, Washington 99019

Dear Mr. Hunt:

The purpose of this letter is to inform you that LeMaster & Daniels PLLC intends to resign as the independent auditors of HuntMountain Resources and Subsidiaries (HMR) effective immediately.

Our resignation is based on a Firm decision to cease performing attest services for publicly-traded companies with the exception of certain 11-K filers. Some of the factors that weighed into our decision are as follows:

1.	The overall increase in risk to the Firm of performing Securities and Exchange Commission (SEC) engagements.
2.	The costs associated with training our personnel to perform SEC engagements and to stay abreast of the continuously evolving standards pertaining to this service niche.
3.
Our ability to hire and retain qualified auditors to perform SEC engagements. There has been a prolonged shortage of available staff in the public accounting profession which forces the Firm to annually evaluate our workload and the niches that we can serve given the staff resources we have available.

4.	The limited number of publicly traded companies the Firm currently serves does not justify the ongoing training expense and risk associated with continuing to serve this niche.

We realize that it is an inconvenience for our SEC clients to change accounting firms and want to emphasize that our terminating this relationship is a Firm strategic decision to exit this industry niche and in no way has anything to do with our working relationship with HMR. We have enjoyed serving as HMR auditors and will, course, cooperate fully with your transition to a successor auditing firm. If you have any questions, please call Steve Coleman or me.

Sincerely,

LeMASTER & DANIELS PLLC

Harley B. Reckord, CPA
Chief Operating Officer, Spokane
Owner/Member of the Firm

c: Mr. Bryn Harman, CFA (HuntMountain Resources and Subsidiaries)

601 West Riverside Avenue • Suite 700 • Spokane, WA 99201-0622
509.624.1315 • (fax) 509.624.8874 • wvw.lemasterdaniels.com